Exhibit 3.2

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “UNICYCIVE THERAPEUTICS, INC.”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF JUNE, A.D. 2018, AT 4:51 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

6127235 8100	Authentication: 202925187
SR# 20185246658	Date: 06-20-18

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION

OF

UNICYCIVE THERAPEUTICS, INC.

Unicycive Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on August 18, 2016 (the “Certificate of Incorporation”).

2. Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

IV. Authorized Capital Stock. The total number of shares of stock the Corporation is authorized to issue shall be two hundred and ten million (210,000,000) shares. This stock shall be divided into two classes to be designated as “Common Stock” and “Preferred Stock”.

Common Stock. The total number of authorized shares of Common Stock shall be two hundred million (200,000,000) shares with par value of $0.001 per share.

Preferred Stock. The total number of authorized shares of Preferred Stock shall be ten million (10,000,000) shares with par value of $0.001 per share. The board of directors of the Corporation is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

3. This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and hereunto affixed and this Certificate of Amendment of the Corporation’s Certificate of Incorporation to be signed by Shalabh Gupta, its Chief Executive Officer, this 18th day of June, 2018.

/s/ Shalabh Gupta
Shalabh Gupta
Chief Executive Officer

State of Delaware Secretary of State Division of Corporations Delivered 04:51 PM 06/19/2018 FILED 04:51 PM 06/19/2018 SR 20185246658 - File Number 6127235